EXHIBIT 99.1

MyScreen Opens Subsidiary in India to Enter $11.8BLN Mobile Market

TORONTO, May 20, 2008 (PRIME NEWSWIRE) -- MyScreen Mobile, Inc. (Pink Sheets:MYSL) today announced that it has advanced to a new stage of its BRIC (Brazil, Russia, India and China) marketing initiative with the opening of offices in Mumbai to enhance its mobile operator and media relationships on the Indian subcontinent.

India, with a population of over one billion, is the fastest growing mobile market in the world. It has a current mobile subscriber rate of 23%, representing 270 million mobile subscribers.

"India is a huge opportunity for MyScreen," said Chris Meissner, Executive Vice President. "It is expected to become the world's largest mobile market, overtaking both China and the United States, with mobile connections expected to reach 600 million by 2011 -- 45% increase in 2 years."

"With the opening of an office in Mumbai, we are positioning MyScreen to succeed in this huge potential market," he added.

Earlier this month, MyScreen completed an agreement to provide its services to Brazilian subscribers through a partnership with Marcelo Ballona founder of Yahoo!Brazil.

About MyScreen:

MyScreen is an innovative marketing and advertising tool within the mobile communication industry, establishing both a permission and incentive-based marketing model that allows mobile subscribers to be compensated for allowing targeted advertisements to appear on their cell phone or mobile device in the form of images, SMS and video (where carrier technology permits).

MyScreen is now strategically positioned to launch in any market globally. Advertisers wishing to participate should contact the advertising department at sales@myscreen.com; users wishing to become part of the launch are invited to pre-register at www.myscreen.com.

MyScreen has 108,475,519 shares issued and outstanding.

Forward-Looking Statements

This press release contains "forward looking" statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended, and is subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors discussed in MyScreen Mobile reports that will be on file with the U.S. Securities and Exchange Commission.

CONTACT:  MyScreen Mobile, Inc.
          Christine Barisheff, VP, Communications
          (416) 558-4430